Exhibit 99.1
Document Sciences Announces First Quarter Results

Company Records Record First Quarter Revenues

    CARLSBAD, Calif., May 15 /PRNewswire-FirstCall/ -- Document Sciences Corporation (Nasdaq: DOCX) today reported revenues of $8.2 million for the quarter ended March 31, 2007, a record first quarter for the company and an increase of 5% from revenues of $7.8 million for the quarter ended March 31, 2006. Net loss for the quarter ended March 31, 2007 was $1,537,000 compared with a net loss of $459,000 for the quarter ended March 31, 2006. Net loss per share for the quarter ended March 31, 2007 was $0.35 based on 4,341,284 shares outstanding, compared with a net loss per share of $0.11, based on 4,219,544 shares outstanding for the quarter ended March 31, 2006.
    Jack McGannon, Document Sciences' President and CEO, stated that "the first quarter represented our eleventh consecutive quarter of year-over-year quarterly revenue growth. However, increased spending in Sales & Marketing and additional Research and Development costs associated with additional staffing and our acquisition of CambridgeDocs drove our loss for the quarter.  Starting late in the third quarter, the company has added substantial headcount in both our inside and outside sales groups, nearly doubling our North America sales force. Additionally, we have increased our marketing expenditures to drive awareness and lead generation."  McGannon further stated that, "our first quarter is typically our slowest quarter in terms of revenue and we expect to improve on our revenue performance as the year progresses, with our new sales capacity becoming more fully up to speed and six- to twelve-month sales cycles that they have initiated coming to closure."
    McGannon added that, "our cash position improved to $7.9 million at the end of the first quarter, up from the $7.1 million at December 31, 2006.  Additionally, our first quarter cash balance compares favorably with the $6.9 million balance at March 31, 2006."  Included in expenses for the three months ended March 31, 2007 were $137,000 of stock-based compensation expenses, compared to $87,000 for the three months ended March 31, 2006.

    About Document Sciences
    Document Sciences is a market-leading global solutions provider for customer communications management. Our award-winning xPression software suite enables organizations to automate the creation and delivery of well-designed, highly personalized communications -- from customized marketing collaterals, contracts and policies to high-volume relationship statements and correspondence. More than 500 content-driven organizations worldwide, including over 60 FORTUNE Global 500 companies, use Document Sciences' solutions to reduce development costs by up to 90%, improve time-to-revenue by as much as 75%, and enhance the overall customer experience with highly effective 1:1 communications. Based in Carlsbad, California, with award-winning offshore services operations in Beijing, China and offices across the U.S., London, and in Sydney, Document Sciences also markets its products in Europe, Australia, Canada, New Zealand, Latin America and Asia. For more information about Document Sciences Corporation, call 888.4.DOC.SCI or visit www.docscience.com.

    This press release may contain "forward-looking" statements about possible or assumed future results of our financial condition, operations, plans, objectives and performance. You can identify these statements by the fact that they use words such as "believe," "expect," "anticipate," "estimate," "project," "intend," "plan" or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in these forward-looking statements. Some of these events or factors include the following: (i) national, international, regional and local economic, competitive and regulatory conditions and developments; (ii) the market for dynamic content publishing software; (iii) market acceptance of enhancements to our existing products and introduction of new products; (iv) continued profitability of our professional services; (v) maintaining our relationships with Xerox Corporation and our other distribution partners and/or other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2006. We do not undertake, and specifically disclaim, any obligation to update forward-looking statements.

DOCUMENT SCIENCES CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$5,677,845	$5,657,380
Short-term investments	2,224,489	1,437,214
Accounts receivable, net	8,606,728	11,165,100
Other current assets	1,805,102	1,888,203
Total current assets	18,314,164	20,147,897
Property and equipment, net	740,330	725,029
Software development costs, net	508,254	746,282
Goodwill, net	4,794,740	4,495,192
Purchased intangible assets, net	405,333	--
Total assets	$24,762,821	$26,114,400

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$492,664	$342,103
Accrued compensation	1,650,080	2,169,320
Other accrued liabilities	510,519	615,195
Deferred revenue	16,936,516	16,785,570
Total current liabilities	19,589,779	19,912,188

Obligations under capital leases	1,494	6,699

STOCKHOLDERS' EQUITY
Common stock, $.001 par value	4,424	4,424
Treasury stock	(332,607)	(362,889)
Additional paid-in capital	14,562,577	14,079,885
Accumulated other comprehensive income	358	302
Retained deficit	(9,063,204)	(7,526,209)
Total stockholders' equity	5,171,548	6,195,513
Total liabilities and stockholders'
equity	$24,762,821	$26,114,400

DOCUMENT SCIENCES CORPORATION
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

	Three Months Ended
	March 31,
Revenues:	2007	2006
License fees	$5,242,566	$5,350,769
Services and other	2,958,771	2,434,154
Total revenues	8,201,337	7,784,923
Cost of revenues:
License fees	1,102,786	1,178,595
Services and other	2,663,382	2,579,206
Total cost of revenues	3,766,168	3,757,801
Gross margin	4,435,169	4,027,122
Operating expenses:
Research and development	1,850,132	1,293,376
Selling and marketing	3,024,477	2,328,574
General and administrative	1,155,543	920,330
Total operating expenses	6,030,152	4,542,280
Loss from operations	(1,594,983)	(515,158)
Interest and other income, net	85,846	59,394
Loss before provision for income taxes	(1,509,137)	(455,764)
Provision for income taxes	27,858	3,034
Net loss	$(1,536,995)	$(458,798)

Net loss per share - basic	$(0.35)	$(0.11)
Weighted average shares used in basic
calculation	4,341,284	4,219,544

Net loss per share - diluted	$(0.35)	$(0.11)
Weighted average shares used in diluted
calculation	4,341,284	4,219,544

SOURCE   Document Sciences Corporation
    -0-                                                          05/15/2007
    /CONTACT: Editorial, Todd Schmidt, +1-760-602-1400,
tschmidt@docscience.com, or Investors, Leslie Weller, +1-760-602-1400,
lweller@docscience.com, both of Document Sciences Corporation/
    /Web site: http://www.docscience.com/